================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]
Filed by a party other than the Registrant [ ]

Check the appropriate box:

[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12
[ ] Confidential, For Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))

                              DATAWATCH CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of filing fee (Check the appropriate box):

[X] No fee required.
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transactions applies:
--------------------------------------------------------------------------------
(2) Aggregate number of securities to which transactions applies:
--------------------------------------------------------------------------------
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
--------------------------------------------------------------------------------
(4) Proposed maximum aggregate value of transaction:
--------------------------------------------------------------------------------
(5) Total fee paid:
--------------------------------------------------------------------------------
[ ] Fee paid previously with preliminary materials:
--------------------------------------------------------------------------------
[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing and registration statement number, or the form or schedule and the date of its filing.

(1) Amount previously paid:
--------------------------------------------------------------------------------
(2) Form, Schedule or Registration Statement no.:
--------------------------------------------------------------------------------
(3) Filing Party:
--------------------------------------------------------------------------------
(4) Date Filed:
================================================================================

                              DATAWATCH CORPORATION

                                175 CABOT STREET
                                    SUITE 503
                           LOWELL, MASSACHUSETTS 01854

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

================================================================================

TO THE STOCKHOLDERS OF Datawatch Corporation:

         NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Datawatch Corporation, a Delaware corporation (the "Company"), will be held on March 7, 2003, at 11:00 a.m., Eastern time, at the offices of Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, Boston, MA 02110 for the following purposes:

         1. To elect a Board of Directors to serve for the ensuing year and until their respective successors have been duly elected and qualified.

         2. To approve an increase in the number of shares of Common Stock, $.01 par value, available for issuance under the Datawatch 1996 Stock Plan, as amended (the "1996 Stock Plan") from 494,400 to 624,000.

         3. To transact such other business as may properly come before the meeting and any adjournments thereof.

         Only stockholders of record at the close of business on January 15, 2003, the record date fixed by the Board of Directors, are entitled to notice of and to vote at the meeting and any adjournment thereof.

                                           By Order of the Board of Directors

                                           /s/ John H. Kitchen, III
                                           John H. Kitchen, III
                                           SECRETARY

Lowell, Massachusetts
January 27, 2003

                                -----------------

         WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE REQUESTED TO SIGN THE ENCLOSED PROXY AND RETURN IT IN THE ENCLOSED STAMPED ENVELOPE BY RETURN MAIL.

                              DATAWATCH CORPORATION
                                175 CABOT STREET
                                    SUITE 503
                           LOWELL, MASSACHUSETTS 01854

                                 PROXY STATEMENT
                                January 27, 2003

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Datawatch Corporation (the "Company") for use at the Annual Meeting of Stockholders of the Company to be held at the offices of Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, Boston, MA 02110, on March 7, 2003, at 11:00 a.m., Eastern time, and any adjournments thereof (the "Meeting").

         Only stockholders of record at the close of business on January 15, 2003 will be entitled to notice of and to vote at the Meeting. As of that date, 2,595,990 shares of Common Stock, par value $.01 per share, of the Company ("Common Stock") were outstanding and entitled to vote at the Meeting. Stockholders are entitled to cast one vote for each share held of record at the close of business on January 15, 2003 on each matter submitted to a vote at the Meeting. Any stockholder may revoke a proxy at any time prior to its exercise by filing a later-dated proxy or a written notice of revocation with the Secretary of the Company, or by voting in person at the Meeting. If a stockholder is not attending the Meeting, any proxy or notice should be returned in time for receipt no later than the close of business on the day preceding the Meeting.

         The representation in person or by proxy of at least a majority of the outstanding shares of Common Stock entitled to vote at the Meeting is necessary to establish a quorum for the transaction of business. Votes withheld from any nominee, abstentions and broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum. A "non-vote" occurs when a broker holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker does not have discretionary voting power and has not received instructions from the beneficial owner. Directors are elected by a plurality of the votes cast by stockholders entitled to vote at the Meeting. All other matters being submitted to stockholders require the affirmative vote of the majority of shares present in person or represented by proxy at the Meeting and entitled to vote on the subject matter. An automated system administered by the Company's transfer agent tabulates the votes. The vote on each matter submitted to stockholders is tabulated separately. Abstentions are included in the number of shares present or represented and voting on each matter and, therefore, with respect to votes on specific proposals will have the effect of negative votes. Broker "non-votes" are not so included.

         At the Meeting, a proposal to elect Robert W. Hagger, Kevin R. Morano, Richard de J. Osborne, Terry W. Potter, David T. Riddiford and James Wood as directors will be subject to a vote of stockholders. In addition to the election of directors, the stockholders will consider and vote upon a proposal to amend the Company's 1996 Stock Plan to increase the authorized number of shares of Common Stock authorized for issuance thereunder. Where a choice has been specified on the proxy with respect to the foregoing proposals, the shares represented by the proxy will be voted in accordance with the specifications, and will be voted FOR if no specification is indicated.

         The Board of Directors of the Company knows of no other matters to be presented at the Meeting. If any other matter should be presented at the Meeting upon which a vote properly may be taken, shares represented by all proxies received by the Board of Directors will be voted with respect thereto in accordance with the judgment of Robert W. Hagger and Alan R. MacDougall, each of whom is named as attorney-in-fact in the proxies.

         An Annual Report to Stockholders, containing audited financial statements of the Company for the fiscal year ended September 30, 2002, is being mailed together with this proxy statement to all stockholders entitled to vote. This proxy statement and the accompanying notice and form of proxy will be first mailed to stockholders on or about February 5, 2003.

                     PRINCIPAL HOLDERS OF VOTING SECURITIES

         The following table sets forth as of January 15, 2003, certain information regarding beneficial ownership of the Company's Common Stock (i) by each person who, to the knowledge of the Company, beneficially owned more than 5% of the shares of Common Stock of the Company outstanding at such date; (ii) by each director of the Company; (iii) by each executive officer identified in the Summary Compensation Table on page 8; and (iv) by all current directors and executive officers of the Company as a group.

                                           NUMBER OF SHARES       PERCENTAGE OF
NAME AND ADDRESS                             BENEFICIALLY           SHARES OF
OF BENEFICIAL OWNER (1)                          OWNED           COMMON STOCK(2)
-----------------------                     ---------------      ---------------
Robert W. Hagger (3)                            68,769                 2.60%

John Kitchen (4)                                41,002                 1.56%

H. Calvin G. Mackay (5)                         16,387                   *

Alan R. MacDougall (6)                          12,382                   *

Linda E. Lammi (7)                                 744                   *

Jerome Jacobson (8)                             21,113                   *

Kevin R. Morano (9)                                222                   *

Richard de J. Osborne (10)                     139,083                 5.35%

Terry W. Potter (11)                             9,568                   *

David T. Riddiford (12)                         16,328                   *

James Wood (13)                                451,720                17.38%
   116 East Saddle River Road
   Saddle River, New Jersey 07458

Christopher Cox (14)                           344,983                13.29%
   c/o WC Capital, LLC
   116 East Saddle River Road
   Saddle River, New Jersey 07458

WC Capital, LLC (15)                           344,983                13.29%
   c/o James Wood
   116 East Saddle River Road
   Saddle River, New Jersey 07458

All current directors and executive            776,574                28.22%
   officers as a group (10 persons)(16)

------------------
*Less than one percent.

(1) Unless otherwise indicated, each stockholder referred to above has sole voting and investment power with respect to the shares listed and the address of each stockholder is: c/o Datawatch Corporation, 175 Cabot Street, Suite 503, Lowell, MA 01854.

(2) The number of shares of Common Stock deemed outstanding includes (i) 2,595,990 shares of Common Stock outstanding as of January 15, 2003 and
         (ii) with respect to each individual, an aggregate of 155,976 options to purchase shares of Common Stock which may be exercised by such individuals within 60 days of January 15, 2003.

(3) Includes 49,769 options that may be exercised within 60 days of January 15, 2003.

(4) Includes 32,113 options that may be exercised within 60 days of January 15, 2003.

(5) Includes 16,387 options that may be exercised within 60 days of January 15, 2003.

(6) Includes 12,048 options that may be exercised within 60 days of January 15, 2003.

(7) Effective as of January 31, 2002, Ms. Lammi resigned as an executive officer of the Company and terminated her employment with the Company.

(8) Includes 17,113 options that may be exercised within 60 days of January 15, 2003. Includes accelerated vesting of 3,025 options to occur upon Mr. Jacobson's retirement from the Board of Directors prior to the Annual Meeting of Stockholders to be held on March 7, 2003.

(9)      Includes 222 options that may be exercised within 60 days of January
         15, 2003.

(10) Includes 71,685 shares held by Carnegie Hill Associates, LLC. Mr. Osborne is the Managing Principal of Carnegie Hill Associates, LLC and may be deemed a beneficial owner of the shares held by Carnegie Hill Associates, LLC. Mr. Osborne disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein. Includes 21,954 shares owned jointly with Mr. Osborne's spouse. Includes 1,332 options that may be exercised with 60 days of January 15, 2003.

(11) Includes 9,568 options that may be exercised within 60 days of January 15, 2003.

(12) Includes 14,013 options that may be exercised within 60 days of January 15, 2003.

(13) Includes 3,411 options that may be exercised within 60 days of January 15, 2003. Also includes 344,983 shares held by WC Capital, LLC. Mr. Wood, as a Managing Principal of WC Capital, LLC, shares the power to vote and dispose of all 344,983 shares of the Common Stock of the Company held by WC Capital, LLC.

(14) As a Managing Principal of WC Capital, LLC, Mr. Cox shares the power to vote and dispose of all 344,983 shares of the Common Stock of the Company held by WC Capital, LLC.

(15) WC Capital, LLC shares the power to vote and dispose of all 344,983 shares of the Common Stock of the Company that it holds.

(16) Includes 155,976 options that may be exercised within 60 days of January 15, 2003. Excludes shares held by Ms. Lammi as she resigned as an executive officer of the Company prior to January 15, 2003.

                                   PROPOSAL I

                              ELECTION OF DIRECTORS

         The directors of the Company are elected annually and hold office for the ensuing year until the next annual meeting of stockholders and until their successors have been elected and qualified. The directors are elected by a plurality of votes cast by stockholders. The Company's By-Laws state that the number of directors constituting the entire Board of Directors shall be determined by resolution of the Board of Directors. The number of directors currently fixed by the Board of Directors is seven (7), but this number will be reduced to six (6) upon the retirement of Mr. Jacobson prior to the Annual Meeting of Stockholders to be held on March 7, 2003. This number may be changed by resolution of the Board of Directors.

         Prior to the Meeting, Robert W. Hagger, Jerome Jacobson, Kevin R. Morano, Richard de J. Osborne, Terry W. Potter, David T. Riddiford and James Wood were the directors of the Company. Messrs. Hagger, Jacobson, Osborne, Potter, Riddiford and Wood were elected as directors at the Company's Annual Meeting of Stockholders held on March 8, 2002 and Mr. Morano was elected as a director at a meeting of the Board of Directors held on October 23, 2002. Mr. Jacobson, who has been a director of the Company since 1987, will be retiring from the Board of Directors prior to the Annual Meeting of Stockholders to be held on March 7, 2003. The remaining six (6) existing directors are being nominated for election at that meeting.

         No proxy may be voted for more people than the number of nominees listed below. Shares represented by all proxies received by the Board of Directors and not so marked as to withhold authority to vote for any individual director (by writing that individual director's name where indicated on the proxy) or for all directors will be voted FOR the election of all the nominees named below (unless one or more nominees are unable or unwilling to serve). The Board of Directors knows of no reason why any such nominee would be unable or unwilling to serve, but if such should be the case, proxies may be voted for the election of some other person.

         Set forth below is information relating to the director nominees:

         Robert W. Hagger, PRESIDENT, CHIEF EXECUTIVE OFFICER AND DIRECTOR. Mr. Hagger, age 54, has been the President, Chief Executive Officer and a director of the Company since July 2001. Prior to becoming President and Chief Executive Officer, Mr. Hagger was the Company's Senior Vice President of International Operations from November 1997 through July 2001. From March 1997 to November 1997, Mr. Hagger was Managing Director of the Company's wholly-owned subsidiary, Datawatch International Limited. From 1993 through November 1997, Mr. Hagger was founder and Managing Director of Insight Strategy Management, Ltd.

         Kevin R. Morano, DIRECTOR. Mr. Morano, age 49, has been a director of the Company since October 2002. Since March 2002, Mr. Morano has been Executive Vice President and Chief Financial Officer of Lumenis Ltd. From May 2000 to October 2001, Mr. Morano was Executive Vice President and Chief Financial Officer of Exide Technologies, which filed for reorganization under Chapter 11 in April 2002. From May 1999 to November 1999, Mr. Morano was President and Chief Operating Officer of ASARCO Incorporated and from April 1993 to May 1999, he was Chief Financial Officer of ASARCO Incorporated. Mr. Morano is a director of APEX Silver Mines Ltd..

         Richard de J. Osborne, CHAIRMAN OF THE BOARD. Mr. Osborne, age 68, has been Chairman of the Board of Directors of the Company since January 2001. From 1985 to 1999, Mr. Osborne was Chairman of the Board and Chief Executive Officer of ASARCO Incorporated, which is an integrated producer of copper and other metals. Mr. Osborne is Chairman of the Board of Directors of Schering-Plough Corporation, and a director ofThe Goodrich Corporation and NACCO Industries, Inc.

         Terry W. Potter, DIRECTOR. Dr. Potter, age 55, has been a director of the Company since April 1998. Since January 1998, Dr. Potter has been the President of Venture Solutions and Development, Inc., which provides consulting services to high technology start-up companies, spin-outs, and Fortune 100 companies. From 1992 to 1997 he was the President of Modular Group, the parent company of Advanced Modular Solutions, and from 1994 to 1997 he was the President of Advanced Modular Solutions, a wholly-owned subsidiary of Modular Group which develops client-server computers and solutions. Dr. Potter is the co-founder of Discover Why, Inc., which was founded in 1997.

         David T. Riddiford, DIRECTOR. Mr. Riddiford, age 67, has been a director of the Company since 1989. Since 1987, Mr. Riddiford has been a general partner of Pell, Rudman Venture Management, L.P., which is the general partner of PR Venture Partners, L.P., a venture capital affiliate of Pell, Rudman & Co., Inc., an investment advisory firm. Mr. Riddiford is also a director of Vicor Corporation.

         James Wood, DIRECTOR. Mr. Wood, age 72, has been a director of the Company since January 2001. From 1980 to 1997, Mr. Wood was Chairman of the Board and Chief Executive Officer of The Great Atlantic & Pacific Tea Company, Inc. and its Co-Chief Executive Officer from 1997 to 1998 and continued as non-executive Chairman from 1998 to 2001.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

         The Board of Directors of the Company met seven (7) times and acted by written consent in lieu of meeting three (3) times during the fiscal year ended September 30, 2002. The Board of Directors has a standing Audit Committee and a standing Compensation and Stock Committee. The members of the Audit Committee and the Compensation and Stock Committee were most recently appointed by the Board of Directors on July 29, 1998, with Mr. Wood being appointed to both committees on January 12, 2001 and Mr. Morano being appointed to both committees on October 23, 2002. The current members of the Audit Committee are Messrs. Jacobson, Morano, Potter, Riddiford and Wood, with Mr. Riddiford serving as Chairman. The current members of the Compensation and Stock Committee are Messrs. Jacobson, Morano, Potter, Riddiford and Wood, with Mr. Wood serving as Chairman. Mr. Jacobson will be retiring from both committees prior to the Annual Meeting of Stockholders to be held on March 7, 2003.The Audit Committee, which oversees the accounting and financial functions of the Company, including matters relating to the appointment and activities of the Company's independent auditors, met four (4) times and acted by written consent in lieu of meeting once during fiscal 2002. The Compensation and Stock Committee of the Company, which reviews and makes recommendations concerning executive compensation and administers the Company's 1996 Stock Plan and the Company's 1996 International Employee Non-Qualified Stock Option Plan met six (6) times and acted by written consent in lieu of meeting once during fiscal 2002. During fiscal 2002, no incumbent director attended fewer than 75% of the aggregate of (i) the total number of meetings of the Board of Directors and (ii) the total number of meetings held by all committees of the Board on which he served.

         The Board of Directors does not have a standing nomination committee or committee performing a similar function.

                          REPORT OF THE AUDIT COMMITTEE

         The Audit Committee is composed of Messrs. Jacobson, Morano, Potter, Riddiford and Wood, with Mr. Riddiford serving as Chairman. Mr. Jacobson will be retiring from the Audit Committee prior to the Annual Meeting of Stockholders to be held on March 7, 2003. None of the members are officers or employees of the Company, and aside from being directors of the Company, each is otherwise independent of the Company (as independence is defined in the National Association of Securities Dealers' listing standards). In addition, each of the members of the Audit Committee is financially literate, including at least one member who has accounting or financial employment experience or other comparable experience or background. The Audit Committee operates under a written charter adopted by the Board of Directors.

         The Audit Committee has reviewed the audited financial statements of the Company at September 30, 2001 and September 30, 2002, and for each of the three years ended September 30, 2002, and has discussed them with both management and Deloitte & Touche LLP, the Company's independent accountants. The Audit Committee has reviewed with the independent accountants, who are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles, the accountants' judgments as to matters related to the conduct of the audit for the Company's financial statements and such other matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees), as currently in effect. The Audit Committee has met with the independent accountants, with and without management present, to discuss the results of the accountants' examinations, evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as currently in effect, and has discussed with Deloitte & Touche LLP that firm's independence. Based on its review of the financial statements and these discussions, the Audit Committee concluded that it would be reasonable to recommend, and on that basis did recommend, to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2002 for filing with the Securities and Exchange Commission.

         Respectfully submitted by the Audit Committee.

                                                        THE AUDIT COMMITTEE

                                                        Jerome Jacobson
                                                        Kevin R. Morano
                                                        Terry W. Potter
                                                        David T. Riddiford
                                                        James Wood

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

                        CONCERNING DIRECTORS AND OFFICERS

SUMMARY COMPENSATION TABLE

         The following table sets forth summary information concerning the annual and long-term compensation for services rendered in all capacities to the Company for the fiscal years ended September 30, 2002, 2001 and 2000 to (i) the Company's current Chief Executive Officer, (ii) each executive officer of the Company, other than the Chief Executive Officer, who was serving as such at September 30, 2002 and whose annual compensation exceeded $100,000 and (iii) an individual for whom disclosure would have been provided but for the fact she was not serving as an executive officer at September 30, 2002 (collectively, the "Named Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                        COMPENSATION AWARDS
                                                       ANNUAL COMPENSATION                      (3)
                                            -----------------------------------------   -------------------
                                  FISCAL                               OTHER ANNUAL          NUMBER OF            ALL OTHER
NAME AND PRINCIPAL POSITIONS(S)    YEAR     SALARY($)   BONUS($)(1)   COMPENSATION(2)   OPTIONS/SARS (#)(3)   COMPENSATION($)(4)
-------------------------------   ------    ---------   -----------   ---------------   -------------------   ------------------
Robert W. Hagger (5)              2002       225,000      62,000        56,152 (6)             40,000                838
President, Chief Executive        2001       198,777          --            --                 22,223                 --
Officer and Director              2000       170,051          --        27,636 (7)                 --                 --


John Kitchen (8)                  2002       160,000      50,000            --                 20,000                709
Senior Vice President of          2001       148,416          --            --                 16,667                354
Desktop & Server Solutions and    2000       130,000          --            --                  3,334                384
Secretary

Alan R. MacDougall (9)            2002       115,540      33,000            --                 15,000                695
VP Finance, Chief Financial       2001       111,524          --            --                  5,556                402
Officer, Treasurer and            2000            --          --            --                     --                 --
Assistant Secretary

H. Calvin  G. Mackay (10)         2002       133,333      33,000        32,363 (11)            36,667                558
Senior Vice President for         2001            --          --            --                     --                 --
Enterprise Software               2000            --          --            --                     --                 --

Linda E. Lammi  (12)              2002        53,836          --            --                     --             61,384 (13)
Former Vice President,            2001       132,917          --            --                  2,223                354
Development and Technical         2000            --          --            --                     --                 --
Services

------------

(1) Bonuses are reported in the year earned, even if actually paid in a subsequent year.

(2) Excludes perquisites and other personal benefits, the aggregate annual amount of which does not exceed the lessor of $50,000 or 10% of the annualized salary reported for the Named Officer.

(3) The Company did not grant any restricted stock awards or stock appreciation rights or make any long-term incentive plan payouts during fiscal years ended September 30, 2002, 2001 or 2000.

(4) Amount represents the dollar value of group-term life insurance premiums and excess life insurance premiums paid by the Company for the benefit of the Named Officer.

(5) Mr. Hagger served as Senior Vice President of International Operations until July 9, 2001 when he assumed the position of President, Chief Executive Officer and director. Mr. Hagger's annual compensation for the first ten months of 2001 and the full fiscal year 2000 were paid by the Company in British Pounds and for purposes of this Summary Compensation Table have been converted to U.S. Dollars using an average monthly exchange rate of 1.41635 $/(pound) for the period from October 1, 2000 through the Company's fiscal year end in September 30, 2001 and 1.4787 $/(pound) for the period from October 1, 1999 through the Company's fiscal year end on September 30, 2000.

(6) Amount for fiscal year 2002 includes $36,135 in relocation expenses, $14,517 in car allowances and $5,500 for tax preparation services.

(7) Amount for fiscal year 2000 includes $17,745 of payments made by the Company in fiscal 2000 for the rental of Mr. Hagger's temporary residence in the United Kingdom.

(8) Mr. Kitchen became an executive officer when he was elected Vice President of Marketing effective as of July 1, 2000. Effective as of July 9, 2001, Mr. Kitchen became Senior Vice President for Desktop & Server Solutions and Secretary of the Company. Accordingly, the compensation reported covers his compensation for the full fiscal years 2002, 2001 and 2000.

(9) Mr. MacDougall became an executive officer when he was elected Vice President of Finance, Chief Financial Officer and Treasurer on December 16, 2000. Accordingly, the compensation reported covers his compensation for the full fiscal years 2002 and 2001 and his compensation for fiscal year 2000 is not included in this Summary Compensation Table.

(10) Mr. Mackay became an executive officer when he was elected Senior Vice President for Enterprise Software in December 2001. Accordingly, the compensation reported covers his compensation for the full fiscal year 2002 and his compensation for fiscal years 2001 and 2000 is not included in this Summary Compensation Table.

(11) Amount for fiscal year 2002 includes $22,596 in relocation expenses, $8,967 in car allowances and $800 for tax preparation services.

(12) Ms. Lammi became an executive officer when she was elected Vice President of Development and Technical Services on December 16, 2000. Effective as of January 31, 2002, Ms. Lammi resigned as an executive officer of the Company and terminated her employment with the Company. Accordingly, the compensation reported covers her compensation for full fiscal years 2002 and 2001 and her compensation for fiscal year 2000 is not included in this Summary Compensation Table. See also the Severance and Release Agreement dated January 31, 2002 between the Company and Ms. Lammi as described in the section captioned "Executive Agreements and Severance Arrangements."

(13) Amount for fiscal year 2002 includes $56,250 in severance payments and $4,799 in COBRA payments.

OPTION GRANTS IN LAST FISCAL YEAR

         The following table sets forth grants of stock options during the fiscal year ended September 30, 2002 to the Named Officers who are listed in the Summary Compensation Table above:


                    OPTION/SAR GRANTS IN LAST FISCAL YEAR(1)

                                                                                      POTENTIAL REALIZABLE VALUE AT
                                                                                      ASSUMED ANNUAL RATES OF STOCK
                                                                                          PRICE APPRECIATION FOR
                                              INDIVIDUAL GRANTS(2)                             OPTION TERM(3)
                          ---------------------------------------------------------   -----------------------------
                                          PERCENT OF
                            NUMBER OF       TOTAL
                           SECURITIES    OPTIONS/SARS    EXERCISE OR
                           UNDERLYING     GRANTED TO        BASE
                          OPTIONS/SARS   EMPLOYEES IN      PRICE        EXPIRATION
          NAME             GRANTED (#)   FISCAL YEAR       ($/SH)           DATE          5%($)          10%($)
          ----             -----------    ----------     -----------    -----------      -------        --------
Robert Hagger                40,000        22.05%          $1.48           3/8/12         37,231         94,350

John Kitchen                 20,000        11.02%          $1.48           3/8/12         18,615         47,175

Alan R. MacDougall           10,000         5.51%          $1.48           3/8/12          9,308         23,587
                              5,000         2.76%          $2.16         11/19/11          6,792         17,212

H. Calvin G. Mackay          20,000        11.02%          $1.48           3/8/12         18,615         47,175
                             16,667         9.19%          $1.45          12/1/11         15,199         38,516

Linda E. Lammi (4)              --            --             --               --            --             --

------------------

(1) No stock appreciation rights ("SARs") were granted by the Company in the fiscal year ended September 30, 2002.

(2) Stock options were granted under the Company's 1996 Stock Plan at an exercise price equal to the fair market value of the Company's Common Stock on the date of grant. The options have a term of 10 years from the date of grant and become exercisable over three years in twelve equal quarterly installments beginning three months from the date of grant.

(3) Amounts reported in these columns represent amounts that may be realized upon exercise of the options immediately prior to the expiration of their term assuming the specified compounded rates of appreciation (5% and 10%) on the Company's Common Stock over the term of the options. These numbers are calculated based on rules promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price growth. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the timing of such exercise and the future performance of the Company's Common Stock. There can be no assurance that the rates of appreciation assumed in this table can be achieved or that the amounts reflected will be received by the individuals.

(4) Effective as of January 31, 2002, Ms. Lammi resigned as an executive officer of the Company and terminated her employment with the Company.

OPTION EXERCISES AND FISCAL YEAR END VALUES

         The following table sets forth information as to the Named Officers with respect to options to purchase the Company's Common Stock held by each Named Officer, including (i) the number of shares of Common Stock purchased upon exercise of options in the fiscal year ended September 30, 2002; (ii) the net value realized upon such exercise; (iii) the number of unexercised options outstanding as of September 30, 2002; and (iv) the value of unexercised in-the-money options at September 30, 2002:

               AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION/SAR VALUES

                                                                                                      VALUE OF UNEXERCISED
                                                                 NUMBER OF UNEXERCISED OPTIONS       IN-THE-MONEY OPTIONS AT
                                 SHARES                          HELD AT SEPTEMBER 30, 2002(#)       SEPTEMBER 30, 2002($)(2)
                              ACQUIRED ON          VALUE         -----------------------------     ----------------------------
NAME                          EXERCISE (#)    REALIZED($)(1)     EXERCISABLE     UNEXERCISABLE     EXERCISABLE    UNEXERCISABLE
----                          ------------    --------------     -----------     -------------     -----------    -------------
Robert Hagger                      --               --             38,149           46,297               --           97,955

John Kitchen                       --               --             25,447           27,222               --           47,396

Alan R. MacDougall                 --               --              8,622           14,397             1,344          30,579

H. Calvin G. Mackay                --               --             10,277           26,390            20,662          58,572

Linda E. Lammi (3)                 --               --                744              --              1,056             --

------------------

(1) Amounts disclosed in this column do not reflect amounts actually received by the Named Officers but are calculated based on the difference between the fair market value of the Company's Common Stock on the date of exercise and the exercise price of the options. The Named Officers will receive cash only if and when they sell the Common Stock issued upon exercise of the options, and the amount of cash received by such individuals is dependent on the price of the Company's Common Stock at the time of such sale.

(2) Represents the difference between the option exercise price of in-the-money options and the fair market value per share of Common Stock at 2002 fiscal year-end ($3.95 per share as quoted on the Nasdaq National Market at the close of trading on September 30, 2002) multiplied by the number of shares underlying the option.

(3) Effective as of January 31, 2002, Ms. Lammi resigned as an executive officer of the Company and terminated her employment with the Company.

EQUITY COMPENSATION PLAN INFORMATION
------------------------------------

         The following table provides information about the common stock that may be issued upon the exercise of options, warrants and rights under all of the Company's existing equity compensation plans as of September 30, 2002, including the 1996 Stock Plan, the 1996 Non-Employee Director Stock Option Plan (the "Non-Employee Director Plan"), the 1987 Stock Plan (the "1987 Stock Plan"), and the 1996 International Employee Non-Qualified Stock Option Plan (the "International Plan"). The 1996 Stock Plan has previously been approved by the Company's stockholders and an amendment increasing the number of shares available under the 1996 Stock Plan is being presented to the stockholders for their approval as a part of this Proxy Statement. The Non-Employee Director Plan was approved by the Company's stockholders and provided for the grant of nonqualified options to non-employee directors. The Non-Employee Director Plan was replaced by the Company's Non-Employee Director Stock Option Policy under the 1996 Stock Plan in February 2000 and no further grants may be made under the Non-Employee Director Plan. The 1987 Stock Plan, which was approved by the Company's stockholders, provided for grants of options and other stock rights to employees, directors and consultants. The 1987 Stock Plan was terminated in December 1996 and no further grants may be made under it. The International Plan, which has not been approved by the Company's stockholders, provides for the grant of non-qualified stock options to employees or consultants of any of the Company's foreign subsidiaries and is described in further detail under the table below. The numbers reflected in the table below do not include the proposed increase in the number of shares available under the 1996 Stock Plan, as the increase is contingent on stockholder approval at the Annual Meeting.

                                NUMBER OF SECURITIES TO BE    WEIGHTED AVERAGE EXERCISE
                                  ISSUED UPON EXERCISE OF       PRICE OF OUTSTANDING         NUMBER OF SECURITIES
                                   OUTSTANDING OPTIONS,         OPTIONS, WARRANTS AND       REMAINING AVAILABLE FOR
        PLAN CATEGORY               WARRANTS AND RIGHTS                RIGHTS                   FUTURE ISSUANCE
-----------------------------   --------------------------    -------------------------     -----------------------
Equity compensation plans
approved by security holders            364,276(1)                     $4.65                       62,269

Equity compensation plans not
approved by security holders             37,971(2)                     $3.6986                      4,346

Total                                   402,247                        $4.56                       66,615

(1) Of these shares, 350,052 were granted under the 1996 Stock Plan, 11,557 under the Non-Employee Director Plan and 2,667 under the 1987 Stock Plan. 62,269 shares remain available for grant under the 1996 Stock Plan.

(2) Of these shares, all 37,971 shares were granted under the International
Plan.

DESCRIPTION OF THE COMPANY'S INTERNATIONAL PLAN

         The Company's International Plan was adopted by the Board of Directors of the Company in October 1996 but has not been approved by the Company's stockholders. The International Plan is intended to provide incentives in the form of non-qualified stock options ("NQSOs") to employees and consultants of subsidiaries of the Company incorporated outside of the United States. A maximum of 44,444 shares of Common Stock are reserved for issuance under the International Plan upon the exercise of NQSOs. As of September 30, 2002, 4,346 shares of Common Stock remained available for issuance under the International Plan. Currently 34 employees and consultants are eligible to participate in the International Plan. The International Plan is administered by the Compensation and Stock Committee, which, subject to the terms of the International Plan, has the authority to determine the persons to whom NQSOs are granted, the exercise price per share and other terms, provisions and restrictions governing such NQSOs. NQSOs may be granted under the International Plan at any time prior to October 4, 2006. The exercise price per share of NQSOs granted cannot be less than the minimum legal consideration required under the laws of the State of Delaware or the laws of any jurisdiction in which the Company may be organized. Each NQSO shall expire as of the date specified by the Compensation and Stock Committee, but not more than ten years from the date of grant.

         Each NQSO granted under the International Plan may either be fully exercisable at the time of grant or may become exercisable in such installments as the Compensation and Stock Committee may specify. Each NQSO may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. Subject to certain restrictions, the Compensation and Stock Committee has the right to accelerate the date that any installment of any NQSO becomes exercisable. Payment of the exercise price of an NQSO granted under the International Plan may be made in cash or by check or, if authorized by the Compensation and Stock Committee, (i) by tendering shares of Common Stock of the Company having a fair market value equal as of the date of the exercise to the cash exercise price of the NQSO, (ii) by delivery of a personal recourse, interest bearing note, (iii) through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the NQSO and an authorization to the broker or selling agent to pay that amount to the Company or (iv) by any combination of the above.

         If a NQSO optionee under the International Plan ceases to be employed by the Company other than by reason of death or disability, no further installments of his or her NQSOs will become exercisable, and vested NQSOs shall generally terminate after the passage of three months from the date of termination of employment (but no later than their specified expiration dates). If an optionee ceases to be employed by the Company by reason of disability, or if an optionee dies, any NQSO held by the optionee may be exercised, to the extent exercisable on the date of disability or death, by the optionee or the optionee's estate, personal representative or beneficiary, at any time within 180 days from the date of the optionee's disability or death (but not later than the specified expiration date of the NQSO). NQSO holders under the International Plan are protected against dilution in the event of a stock dividend, stock split, consolidation, merger, recapitalization, reorganization or similar transaction. The Board of Directors may from time to time adopt amendments to the International Plan and may terminate the International Plan, at any time. Any shares subject to a NQSO granted under the International Plan which for any reason expires or terminates unexercised, may again be available for future NQSO grants. Unless terminated sooner, the International Plan will terminate on October 4, 2006 (except as to NQSOs outstanding on that date).

EXECUTIVE AGREEMENTS AND SEVERANCE ARRANGEMENTS

         The Company's subsidiary Datawatch International Limited (formerly Workgroup Systems Limited) entered into a Contract of Employment with Robert W. Hagger dated February 24, 1997, as amended on July 15, 1999 (the "Original Hagger Employment Agreement"), which provided that Mr. Hagger's employment may be terminated with cause immediately upon notice to Mr. Hagger or terminated without cause provided he is given at least 12 months notice. On July 9, 2001, in connection with Mr. Hagger's promotion to Chief Executive Officer and President of the Company, the Board of Directors approved an Employment Agreement (the "Hagger Employment Agreement") with Mr. Hagger, which agreement supercedes and terminates in its entirety the Original Hagger Employment Agreement.

         The Hagger Employment Agreement is for a two year term, expiring on July 9, 2003, and sets forth Mr. Hagger's responsibilities, compensation and benefits. In addition, the Hagger Employment Agreement provides that in the event the Company terminates Mr. Hagger's employment for reasons other than for "Cause" or Mr. Hagger elects to terminate his employment with the Company for "Good Reason", Mr. Hagger is entitled to severance payments equal to his then current monthly base salary, payable on a monthly basis for the greater of (i) the number of months remaining under the term of the Hagger Employment Agreement or (ii) 12 months. The Hagger Employment Agreement also provides that if upon or after the expiration of the Hagger Employment Agreement Mr. Hagger is an at-will employee of the Company and the Company terminates Mr. Hagger's employment without "Cause", then Mr. Hagger is entitled to severance payments equal to his then current monthly base salary, payable on a monthly basis for 12 months. "Cause" is defined in the Hagger Employment Agreement as (i) the failure to render services to the Company in accordance with the Hagger

Employment Agreement, (ii) gross negligence, dishonesty, or breach of fiduciary duty, (iii) fraud, embezzlement or substantial disregard of the rules or policies of the Company, (iv) acts which would tend to generate significant adverse publicity toward the Company, (v) the commission of a felony, or (vi) breach of the terms of the Proprietary Information and Inventions Agreement between the Company and Mr. Hagger. "Good Reason" is defined in the Hagger Employment Agreement as (i) a material diminution in the nature or scope of Mr. Hagger's responsibilities, duties or authority or (ii) a relocation of Mr. Hagger to a location, other than a relocation to England, greater than fifty
(50) miles from Lowell, Massachusetts.

         On January 31, 2002, the Company executed a Severance Agreement and Release with Linda Lammi, who had been serving as Vice President, Development and Technical Services (the "Lammi Agreement"). The Lammi Agreement provides that Ms. Lammi receive severance payments at her then-current monthly base salary for a period of six months following her termination date.

         The Board of Directors approved change of control severance agreements by the Company (each, an "Executive Agreement") with each of H. Calvin G. Mackay, John Kitchen and Alan R. MacDougall. In each case, the Executive Agreement provides that in the event the Company terminates the officer's employment for reasons other than for "Cause" or the officer elects to terminate his employment with the Company for "Good Reason", such officer is entitled to severance payments equal to his then current monthly base salary, payable on a monthly basis for six months following his termination date. "Cause" is defined in the Executive Agreements as (i) the willful and continuing failure or refusal to render services in accordance with his obligations, (ii) gross negligence, dishonesty, or breach of fiduciary duty, (iii) fraud, embezzlement or substantial disregard of the rules or policies of the Company, (iv) acts which would tend to generate significant adverse publicity toward the Company, (v) the commission of a felony, or (vi) breach of the terms of the Proprietary Information and Inventions Agreement between the Company and the officer. "Good Reason" is defined in the Executive Agreement as including a material diminution in the nature or scope of such officer's responsibilities, duties or authority. The Executive Agreement for Mr. Mackay was executed by the Company and Mr. Mackay on December 1, 2001. The Executive Agreements for Mr. Kitchen and Mr.MacDougall, respectively, were executed on April 25, 2002.

NON-EMPLOYEE DIRECTOR INDEMNIFICATION ARRANGEMENTS

         In addition to the protections afforded the directors of the Company with respect to indemnification under the Company's By-Laws, the Company has entered into indemnification agreements with each of its non-employee directors. These agreements require the Company to, among other things, indemnify each of its non-employee directors for any and all expenses (including attorney fees), judgements, penalties, fines and amounts paid in settlement which are actually and reasonably incurred by such individual, in connection with any threatened, pending or completed proceeding arising out of the individual's status as a director of the Company. In addition, the agreements require the Company to advance expenses incurred by the individual in connection with any proceeding against the individual with respect to which he or she may be entitled to indemnification by the Company.

                        COMPENSATION AND STOCK COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

         The Compensation and Stock Committee is responsible for (i) establishing and administering the base salaries and cash bonuses of the Company's executive officers and (ii) administering and making recommendations and awards under the Company's 1996 Stock Plan and the Company's 1996 International Employee Non-Qualified Stock Option Plan. The Compensation and Stock Committee is composed exclusively of directors who are not also officers or employees of the Company.

         The Company's executive compensation policies are designed to provide levels of cash and equity compensation that will reward and retain experienced executives who will contribute to the achievement of the Company's performance objectives in the competitive and rapidly changing business environment in which the Company operates. The executive compensation program is designed to achieve these goals through a combination of base salary, cash bonuses and long-term incentive compensation in the form of stock options. As noted above, both the cash compensation and equity compensation components of the Company's executive compensation program are determined by the Compensation and Stock Committee.

         CASH COMPENSATION. Base salary compensation levels for each of the Company's executive officers are determined by evaluating the individual officer's responsibilities, experience and performance, as well as generally available information regarding salaries paid to executive officers with comparable qualifications at companies in businesses comparable to the Company. Cash bonuses, if any, are determined annually and are based on the Company's achievement of targeted measures of financial performance, including revenue, profit and cost saving goals, and, in certain cases, the achievement of non-financial objectives in the officer's area of responsibility. In determining compensation levels paid to its executive officers, the Compensation and Stock Committee also takes into account certain subjective factors such as the executive's ability to provide leadership, to develop the Company's business, to promote the Company's image with its customers and stockholders, and to manage the Company's continuing growth. For information regarding the Company's executive officers' fiscal 2002 compensation, see the table captioned "Summary Compensation Table" contained elsewhere in this proxy statement.

         EQUITY COMPENSATION. Long-term incentive compensation in the form of stock option grants is designed to encourage the Company's executive officers and other employees to remain with the Company and promote the Company's business and to align the interests of the Company's executive officers and other employees more closely with those of the Company's stockholders by allowing those executives and employees to share in long-term appreciation in the value of the Company's Common Stock. It is the Company's policy to grant stock options to executive officers and certain employees at the time they join the Company in an amount consistent with such executive's or employee's position and level of seniority. In addition, the Compensation and Stock Committee will occasionally make additional option grants to the Company's executive officers and employees. When establishing stock option grant levels, the Compensation and Stock Committee considers both individual and general corporate performance, recommendations of the Chief Executive Officer, existing levels of stock ownership, previous option grants and current option holdings, including the number of unvested options and the then current value of such unvested options, and the current price of the Company's Common Stock. Options are generally granted at fair market value and become exercisable ratably over a three year period. The number of options granted to certain of the most highly compensated executive officers of the Corporation in fiscal 2002 is set forth on the table captioned "Option/SAR Grants in Last Fiscal Year" contained elsewhere in this proxy statement. For information relating to the total options held by each of the Company's executive officers at September 30, 2002, see the table captioned "Aggregated Option/SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/SAR Values" contained elsewhere in this proxy statement.

         CEO COMPENSATION. Compensation during fiscal 2002 for the Company's President and Chief Executive Officer, Robert W. Hagger, was determined in accordance with the policies applicable to the other executive officers of the Company described above. In addition to his base salary for fiscal 2002, the Compensation and Stock Committee, in March 2002, granted Mr. Hagger stock options to purchase an aggregate of 40,000 shares of Common Stock at an exercise price of $1.48 per share pursuant to the Company's 1996 Stock Plan. The Compensation and Stock Committee believes that Mr. Hagger's annual compensation was competitive with the compensation paid by other companies in its industry to their chief executive officers. In addition to achievement of performance targets in accordance with the Company's executive compensation policies, the Compensation and Stock Committee determined the Chief Executive Officer's cash compensation based upon the Company's overall performance, the performance of his management team, the compensation paid at competing companies and the Company's prospects, among other objective and subjective factors. The Compensation and Stock Committee does not find it practicable to quantify or assign relative weight to the factors on which the Chief Executive Officer's compensation was based. Mr. Hagger's annual compensation for the fiscal year ended September 30, 2002, is reflected in the table captioned "Summary Compensation Table" contained elsewhere in this proxy statement.

         TAX CONSIDERATIONS. In general, Section 162(m) of the Internal Revenue Code of 1986, as amended, (the "Code"), prevents publicly held corporations from deducting, for federal income tax purposes, compensation paid in excess of $1 million to certain executives. This deduction limitation does not apply, however, to compensation that constitutes "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and the regulations promulgated thereunder. The Compensation and Stock Committee has considered these requirements and it is the present intention of the committee that, so long as it is consistent with the Company's overall compensation objectives, substantially all tax deductions attributable to executive compensation will not be subject to the deduction limitations of Section 162(m) of the Code.

         Respectfully submitted by the Compensation and Stock Committee.


                                         THE COMPENSATION AND STOCK COMMITTEE

                                         Jerome Jacobson
                                         Kevin R. Morano
                                         Terry W. Potter
                                         David T. Riddiford
                                         James Wood

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The Company's Board of Directors has established a Compensation and Stock Committee currently consisting of Messrs. Jacobson, Morano, Potter, Riddiford and Wood, with Mr. Wood serving as Chairman. Mr. Jacobson will be retiring from the Compensation and Stock Committee prior to the Annual Meeting of Stockholders to be held on March 7, 2003. No person who served as a member of the Compensation and Stock Committee was, during the fiscal year ended September 30, 2002, an officer or employee of the Company or any of its subsidiaries, was formerly an officer of the Company or any of its subsidiaries, or had any relationship requiring disclosure herein. No executive officer of the Company served as a member of the compensation committee of another entity (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors), one of whose executive officers served as a member of the Compensation and Stock Committee of the Company.

COMPENSATION OF DIRECTORS

         During the fiscal year ended September 30, 2002, directors who were employees of the Company received no cash compensation for their services as directors. Directors who are not employees of the Company (the "Non-Employee Directors") receive $15,000 per year for their service as a member of the Company's Board of Directors.

         On April 5, 2001, the Company entered into an Advisory Agreement with Mr. Osborne (the "Advisory Agreement") for the period through December 31, 2001. Pursuant to the Advisory Agreement Mr. Osborne agreed to provide certain advisory services substantially beyond the services customarily provided by members of the board of directors. In return for the services provided by Mr. Osborne, the Company agreed to pay Mr. Osborne an aggregate of $150,000 payable in quarterly installments of $37,500 in cash or shares of the Company's common stock at the discretion of the Company. Pursuant to the Advisory Agreement, the Company awarded Mr. Osborne 8,082 shares of its Common Stock on April 12, 2001, 20,718 shares of its Common Stock on August 15, 2001, and 15,312 shares of its Common Stock on November 15, 2001 and paid Mr. Osborne $37,500 in cash in May 2001.

         All directors are eligible to receive stock options under the Company's 1996 Stock Plan. In addition, all Non-Employee Directors are eligible to receive stock options pursuant to the Non-Employee Director Stock Option Policy (the "Director Option Policy") described below.

         NON-EMPLOYEE DIRECTOR STOCK OPTION POLICY

         In February 2000 the Board of Directors adopted the Director Option Policy. The Director Option Policy is administered by the Board of Directors and provides for the grant of options to purchase Common Stock to non-employee directors. The Director Option Policy authorizes the automatic grant, without further action by the Board of Directors, (a) of an option to purchase 2,667 shares of Common Stock under the Company's 1996 Stock Plan to each person who becomes a Non-Employee Director on the date such person is first elected to the Board of Directors (the "First Grant Date") and (b) of an option to purchase 889 (increased to 2,500 in January 2003) shares of Common Stock to each person who is a Non-Employee Director on the date of the Company's Annual Meeting of Stockholders in each successive year (the "Annual Grant"). In addition, in March 2002, in lieu of the Annual Grant of options to purchase 889 shares of Common Stock, a one time grant of options to purchase 4,000 shares of Common Stock was made to each person who was a Non-Employee Director as of the Company's annual meeting of stockholders which took place on March 8, 2002. Options granted to Non-Employee Directors under the Director Option Policy vest over three years in twelve equal quarterly installments beginning three months from the date such options are granted. Notwithstanding this vesting schedule, the Director Option Policy also provides that in the event of any change in control of the Company (as defined in the Director Option Policy) all options granted under the Director Option Policy that are outstanding but unvested automatically become exercisable in full.

         The exercise price per share for all options that are granted under the Director Option Policy will be equal to the fair market value per share of the Common Stock on the date of grant. The term of each option will be for a period of ten years from the date of grant. Options may not be assigned or transferred except by will or by the laws of descent and distribution and are exercisable to the extent vested only while the optionee is serving as a director of the Company or (i) if the optionee has served as a director of the Company for less than five years, within twelve months after the optionee ceases to serve as a director of the Company or (ii) if the optionee has served as a director of the Company for five years or more, within twenty-four months after the optionee ceases to serve as a director of the Company; except that if a director dies or becomes disabled while he or she is serving as a director of the Company, the option automatically becomes fully vested and is exercisable until the scheduled expiration date of the option.

                                   PROPOSAL II

                      PROPOSAL TO AMEND THE 1996 STOCK PLAN

         The 1996 Stock Plan was adopted by the Company's Board of Directors in December 1996 and was approved by the Company's stockholders in March 1997. A maximum of 494,400 shares of Common Stock are reserved for issuance under the 1996 Stock Plan upon the exercise of options or in connection with awards of stock of the Company or the opportunity to make direct stock purchases of shares of the Company. The Board of Directors has approved and recommended to the stockholders that they approve an increase in the number of shares authorized for issuance pursuant to the 1996 Stock Plan by 129,600 shares to 624,000 shares.

         The Company's management relies on stock options as essential parts of the compensation packages necessary for the Company to attract and retain experienced officers and employees. The Board of Directors believes that the proposed increase in the number of shares available under the 1996 Stock Plan is essential to permit the Company's management to continue to provide long-term, equity-based incentives to present and future key employees. As of January 15, 2003, only 31,333 shares remained authorized for issuance under the 1996 Plan. If the increase in the number of shares authorized for issuance under the 1996 Plan is not approved, the Company may become unable to provide suitable long-term equity based incentives to present and future employees. The Company has not yet determined who will receive the shares of Common Stock that will be authorized for issuance under the 1996 Plan if the proposed amendment is approved.

         The Board of Directors unanimously recommends a vote FOR the proposal to approve the amendment to the Company's 1996 Stock Plan.

DESCRIPTION OF THE 1996 STOCK PLAN

         The following description of the 1996 Stock Plan is a summary and so is qualified by reference to the complete text of the 1996 Stock Plan, which is available through EDGAR or upon request of the Company. The complete text of the 1996 Stock Plan is also attached hereto as Appendix A.

         The purpose of the 1996 Stock Plan is to provide incentives to directors, officers and other employees of the Company by providing them with opportunities to purchase stock of the Company and participate in the ownership of the Company. The recipients, amounts and values of future benefits are subject to individual elections of employees and therefore not determinable at this time. As of January 15, 2002, the closing price of the Company's common stock as reported on the NASDAQ Stock Exchange was $2.96 per share.

         Under the 1996 Stock Plan, employees and officers of the Company may be awarded incentive stock options ("ISO" or "ISOs"), as defined in Section 422(b) of the Code, and directors, officers, employees and consultants of the Company may be granted (i) options which do not qualify as ISOs (a "Non-Qualified Option" or "Non-Qualified Options"), (ii) awards of stock in the Company ("Awards"), and (iii) opportunities to make direct purchases of stock in the Company ("Purchases"). ISOs, Non-Qualified Options, Awards and Purchases are sometimes collectively referred to as "Stock Rights" and ISOs and Non-Qualified Options are sometimes collectively referred to as "Options." The 1996 Stock Plan provides for the issuance of a maximum of 494,400 shares of Common Stock of the Company pursuant to the grant of Stock Rights. Currently, 94 employees (including one director who is also an employee and officer of the Company) and all directors of the Company are eligible to participate in the 1996 Stock Plan.

         The 1996 Stock Plan is administered by the Compensation and Stock Committee. Subject to the terms of the 1996 Stock Plan, the Compensation and Stock Committee has the authority to determine the persons to whom Stock

Rights are granted, the exercise price per share and other terms and provisions governing the Stock Rights, including restrictions, if any, applicable to the shares of Common Stock issuable upon exercise of Stock Rights.

         Stock Rights may be granted under the 1996 Stock Plan at any time prior to December 10, 2006. The exercise price per share of Non-Qualified Options granted, and the purchase price per share of stock granted in any Award or authorized as a Purchase, under the 1996 Stock Plan cannot be less than the minimum legal consideration required under the laws of any jurisdiction in which the Company may be organized. The exercise price per share of each ISO cannot be less than the fair market value of the Common Stock on the date of grant (or, in the case of an ISO granted to an employee holding more than ten percent of the voting stock of the Company, 110% of the fair market value of the Common Stock on the date of grant). As of the close of business on January 15, 2003, the fair market value of a share of the Company's Common Stock as reported on Nasdaq was $2.96 per share. The 1996 Stock Plan provides that each Option shall expire on the date specified by the Compensation and Stock Committee, but not more than ten years from the date of grant in the case of Options generally, and five years from the date of grant in the case of an ISO granted to an employee holding more than ten percent of the voting stock of the Company.

         Each Option granted under the 1996 Stock Plan may either be fully exercisable at the time of grant or may become exercisable in such installments as the Compensation and Stock Committee may specify. Each Option may be exercised from time to time, in whole or in part, up to the total number of shares with respect to which it is then exercisable. Subject to certain restrictions, the Compensation and Stock Committee has the right to accelerate the date that any installment of any Option becomes exercisable.

         Payment of the exercise price of an Option granted under the 1996 Stock Plan may be made in cash or by check or, if authorized by the Compensation and Stock Committee (i) by tendering shares of Common Stock of the Company having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (ii) by delivery of a personal recourse, interest bearing note, (iii) through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company or (iv) by any combination of the above.

         Pursuant to the 1996 Plan, no employee may be granted Options to acquire, in the aggregate, more than 155,556 shares of Common Stock in any one calendar year.

         If an ISO optionee ceases to be employed by the Company other than by reason of death or disability, no further installments of his or her ISOs will become exercisable, and vested ISOs shall generally terminate after the passage of three months from the date of termination of employment (but no later than their specified expiration dates), except to the extent that such ISOs shall have been converted into Non-Qualified Options. If an optionee ceases to be employed by the Company by reason of disability, or if an optionee dies, any ISO held by the optionee may be exercised, to the extent exercisable on the date of disability or death, by the optionee or the optionee's estate, personal representative or beneficiary, at any time within 180 days from the date of the optionee's disability or death (but not later than the specified expiration date of the ISO).

         Option holders are protected against dilution in the event of a stock dividend, stock split, consolidation, merger, recapitalization, reorganization or similar transaction. The Board of Directors may from time to time adopt amendments to the 1996 Stock Plan, certain of which are subject to stockholder approval, and may terminate the 1996 Stock Plan, at any time. Any shares subject to an Option granted under the 1996 Stock Plan which for any reason expires or terminates unexercised, may again be available for future Option grants. Unless terminated sooner, the 1996 Stock Plan will terminate on December 9, 2006 (except as to Options outstanding on that date).

STOCK RIGHTS GRANTED UNDER THE 1996 PLAN SINCE ITS INCEPTION

         The following table sets forth as of January 15, 2003 all Stock Rights granted under the 1996 Stock Plan since its inception to (i) each of the Named Officers, (ii) each person who has received five percent or more of the Stock Rights granted under the 1996 Stock Plan, (iii) all current executive officers of the Company, as a group, (iv) all current directors who are not executive officers, as a group and (v) all employees who are not executive officers or directors of the Company, as a group. Non-employee directors of the Company are eligible to receive Options under the 1996 Stock Plan pursuant to the Director Option Policy. Future awards are in the discretion of the Board of Directors and cannot be determined at this time.

                                                                Number of Shares
                                                                   Represented
   Name and Principal Position                                   by Stock Rights
   ---------------------------                                  ----------------
   Robert W. Hagger*                                                  90,557
   President, Chief Executive Officer and Director

   Bruce R. Gardner*(1)                                               40,002
   Former President, Chief Executive Officer and Director

   John Kitchen*                                                      52,669
   Senior Vice President of Desktop and Server Solutions and Secretary

   Alan R. MacDougall                                                 25,892
   VP Finance, Chief Financial Officer, Treasurer and
     Assistant Secretary

   H. Calvin G. Mackay                                                36,667
   Senior Vice President for Enterprise Software

   Linda E. Lammi (2)                                                    744
   Former Vice President, Development and Technical Services

   All Current Executive Officers(2)                                 205,785
   All Current Directors who are not Executive Officers(3)            91,004
   All Employees who are not Executive Officers or                   106,490
     Directors

--------------
*Persons who have received five percent or more of the Stock Rights granted under the 1996 Stock Plan.

(1) Mr. Gardner resigned as President, Chief Executive Officer and director of the Company effective as of July 9, 2001. Mr. Gardner continues to be an employee of the Company, providing advisory services to the Company's Chief Executive Officer.

(2) Excludes Mr. Gardner and Ms. Lammi, who are no longer an executive officers of the Company.

(3)  Excludes Mr. Gardner, who is no longer a director of the Company.

FEDERAL INCOME TAX CONSEQUENCES

         The following discussion of United States federal income tax consequences of the issuance and exercise of Stock Rights granted under the 1996 Stock Plan is based upon the provisions of the Code as in effect on the date of this Proxy

Statement, current regulations, and existing administrative rulings of the Internal Revenue Service. It is not intended to be a complete discussion of all of the United States federal income tax consequences of the issuance and exercise of Stock Rights granted under the 1996 Stock Plan or of the requirements that must be met in order to qualify for the described tax treatment. In addition, there may be foreign, state or local tax consequences that are not discussed herein.

         INCENTIVE STOCK OPTIONS. The following general rules are applicable under current United States federal income tax law to ISOs granted under the 1996 Stock Plan:

         1. In general, an optionee will not recognize any income upon the grant of an ISO or upon the issuance of shares to him or her upon the exercise of an ISO, and the Company will not be entitled to a federal income tax deduction upon either the grant or the exercise of an ISO.

         2. If shares acquired upon exercise of an ISO are not disposed of within (i) two years from the date the option was granted or (ii) one year after the date the shares are issued to the optionee pursuant to the ISO exercise (the "Holding Periods"), the difference between the amount realized on any subsequent disposition of the shares and the exercise price will generally be treated as capital gain or loss to the optionee.

         3. If shares acquired upon exercise of an ISO are disposed of and the optionee does not satisfy the requisite Holding Periods (a "Disqualifying Disposition"), then in most cases the lesser of (i) any excess of the fair market value of the shares at the time of exercise of the ISO over the exercise price or (ii) the actual gain on disposition will be taxed to the optionee as ordinary income in the year of such disposition.

         4. The difference between the amount realized by an optionee as the result of a Disqualifying Disposition and the sum of (i) the exercise price and
(ii) the amount of ordinary income recognized under the above rules generally will be treated as capital gain or loss.

         5. In any year that an optionee recognizes ordinary income on a Disqualifying Disposition of shares acquired upon exercising an ISO, the Company generally will be entitled to a corresponding federal income tax deduction.

         6. Capital gain or loss recognized by an optionee on a disposition of shares will be long-term capital gain or loss if the optionee's holding period for the shares exceeds one year.

         7. An optionee may be entitled to exercise an ISO by delivering shares of the Company's Common Stock to the Company in payment of the exercise price, if the optionee's ISO agreement so provides. If an optionee exercises an ISO in such fashion, special rules will apply.

         8. In addition to the tax consequences described above, the exercise of an ISO may result in an "alternative minimum tax." The "alternative minimum tax" will be applied against a taxable base which is equal to "alternative minimum taxable income," reduced by a statutory exemption. In general, the amount by which the fair market value of the shares received upon exercise of the ISO exceeds the exercise price is included in the optionee's alternative minimum taxable income. A taxpayer is required to pay the greater of his or her regular tax liability or the alternative minimum tax. A taxpayer who pays alternative minimum tax attributable to the exercise of an ISO may be entitled to a tax credit against his or her regular tax liability in later years.

         9. Special rules apply if the shares acquired upon the exercise of an ISO are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

         NON-QUALIFIED OPTIONS. The following general rules are applicable under current United States federal income tax law to Non-Qualified Options granted under the 1996 Stock Plan:

         1. In general, the optionee will not recognize any income upon the grant of a Non-Qualified Option, and the Company will not be allowed a federal income tax deduction upon such grant.

         2. The optionee generally will recognize ordinary income at the time of exercise of the Non-Qualified Option in an amount equal to the excess, if any, of the fair market value of the shares on the date of exercise over the exercise price. The Company may be required to withhold income tax on this amount.

         3. When the optionee sells the shares acquired through the exercise of a Non-Qualified Option, he or she generally will recognize capital gain or loss in an amount equal to the difference between the amount realized upon the sale of the shares and his or her basis in the shares (generally, the exercise price plus the amount taxed to the optionee as ordinary income). If the optionee's holding period for the shares exceeds one year, such gain or loss will be a long-term capital gain or loss.

         4. When the optionee recognizes ordinary income attributable to a Non-Qualified Option, the Company generally should be entitled to a corresponding federal income tax deduction.

         5. An optionee may be entitled to exercise a Non-Qualified Option by delivering shares of the Company's Common Stock to the Company in payment of the exercise price. If an optionee exercises a Non-Qualified Option in such fashion, special rules apply.

         6. Special rules apply if the shares acquired upon the exercise of a Non-Qualified Option are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

         AWARDS AND PURCHASES. The following general rules are applicable under current United States federal income tax law to Awards and Purchases under the 1996 Stock Plan:

         Persons receiving shares pursuant to an Award or Purchase under the 1996 Stock Plan will generally recognize ordinary income equal to the fair market value of the shares received in the case of an Award, or the excess of the fair market value of the shares (determined on the date of purchase) over the purchase price in the case of a purchase. The Company generally should be entitled to a corresponding federal income tax deduction when such person recognizes ordinary income. When such shares are sold, the seller generally will recognize capital gain or loss equal to the difference between the amount realized upon the sale of shares and his or her tax basis in the shares (generally, the fair market value of the shares when acquired). Special rules apply if the shares acquired are subject to vesting, or are subject to certain restrictions on resale under federal securities laws applicable to directors, officers or 10% stockholders.

                             STOCK PERFORMANCE GRAPH

         The following graph compares the yearly change in the cumulative total stockholder return on the Company's Common Stock during the period from September 30, 1997 through September 30, 2002, with the cumulative total return on (i) an SIC Index that includes all organizations in the Company's Standard Industrial Classification (SIC) Code 7372-Prepackaged Software (the "SIC Code Index") and (ii) the Media General Market Weighted Nasdaq Index Return (the "Nasdaq Market Index"). The comparison assumes that $100 was invested on September 30, 1997 in the Company's Common Stock and in each of the foregoing indices and assumes reinvestment of dividends, if any.


              COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
                      DATAWATCH CORPORATION, SIC CODE INDEX
                         AND NASDAQ MARKET INDEX (1)(2)



                              [GRAPH APPEARS HERE]



                       9/30/97   9/30/98   9/30/99   9/29/00   9/28/01   9/30/02
                       -------   -------   -------   -------   -------   -------
Datawatch Corporation   100.00     59.46     43.24     51.37     10.75     37.96
SIC Code Index          100.00    125.20    191.42    237.87    103.95     79.18
Nasdaq Market Index     100.00    103.92    168.12    229.98     94.23     75.81

                     ASSUMES $100 INVESTED ON OCT. 01, 1997
                           ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING SEPT. 30, 2002

--------------------
(1) This graph is not "soliciting material," is not deemed filed with the Securities and Exchange Commission and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) The stock price performance shown on the graph is not necessarily indicative of future price performance. Information used in the graph was obtained from Media General Financial Services, Inc., Richmond, Virginia, a source believed to be reliable, but the Company is not responsible for any errors or omissions in such information.

             SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors, executive officers and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file reports of ownership and changes in ownership with the Securities and Exchange Commission (the "Commission"). Such Reporting Persons are required by regulations of the Commission to furnish the Company with copies of all such filings. Based solely on its review of copies of such filings received by it with respect to fiscal year ended September 30, 2002 and written representations from certain Reporting Persons, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements in the fiscal year ended September 30, 2002 with the following exception: John Kitchen, Senior Vice President of Desktop & Server Solutions and Secretary of the Company, failed to timely file a report relating to the purchase of 1,000 shares of the Company's Common Stock in May 2002. Mr. Kitchen has since filed a report reflecting such purchase.

                              STOCKHOLDER PROPOSALS

         Proposals of stockholders intended for inclusion in the proxy statement to be furnished to all stockholders entitled to vote at the next annual meeting of stockholders of the Company must be received at the Company's principal executive offices not later than close of business on October 12, 2003. The deadline for providing timely notice to the Company of matters that stockholders otherwise desire to introduce at the next annual meeting of stockholders of the Company is January 2, 2004. For any proposal that is not submitted for inclusion in the proxy statement for the fiscal year to end September 30, 2003 but is instead sought to be presented directly at the next annual meeting, SEC rules permit management to vote proxies in its discretion if the Company: (1) receives notice of the proposal before the close of business on January 2, 2004, and advises stockholders in the next proxy statement about the nature of the matter and how management intends to vote on such matter; or (2) does not receive notice of the proposal prior to the close of business on January 2, 2004. Notices of intention to present proposals at the next annual meeting should be addressed to Robert W. Hagger, Chief Executive Officer, Datawatch Corporation, 175 Cabot Street, Suite 503, Lowell, MA 01854. In order to curtail controversy as to the date on which a proposal was received by the Company, it is suggested that proponents submit their proposals by Certified Mail - Return Receipt Requested.

                         INDEPENDENT PUBLIC ACCOUNTANTS

         The Audit Committee has selected the firm of Deloitte & Touche LLP as the Company's independent accountants for the 2003 fiscal year. Deloitte & Touche LLP has served as the Company's independent accountants since the Company's inception. Representatives of Deloitte & Touche LLP are expected to be present at the Meeting. They will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

         The aggregate fees billed by Deloitte & Touche LLP for professional services relating to the audit of the Company's annual financial statements for 2002 and the review of the financial statements included in the Company's quarterly reports for 2002 were approximately $191,000. Deloitte & Touche LLP did not provide any services related to financial information systems design and implementation during 2002. Deloitte & Touche LLP billed the Company an aggregate of $73,000 for all other services rendered to the Company for the fiscal year ended September 30, 2002, which services primarily related to tax consultation and preparation. The Audit Committee typically meets with Deloitte & Touche LLP throughout the year and reviews both audit and non-audit services performed by Deloitte & Touche LLP as well as the fees charged by Deloitte & Touche LLP for such services. In engaging Deloitte & Touche LLP for the services described above, the Audit Committee considered whether the provision of such services is compatible with maintaining Deloitte & Touche LLP's independence.

                            EXPENSES AND SOLICITATION

         The cost of solicitation of proxies will be borne by the Company, and in addition to soliciting stockholders by mail through its regular employees, the Company may request banks, brokers and other custodians, nominees and fiduciaries to solicit their customers who have stock of the Company registered in the names of a nominee and, if so, will reimburse such banks, brokers and other custodians, nominees and fiduciaries for their reasonable out-of-pocket costs. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone or telegraph following the original solicitation.


            DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

         In some cases, only one copy of the proxy statement and the annual report is being delivered to multiple stockholders sharing an address. However, this delivery method, called "householding," is not being used if the Company has received contrary instructions from one or more of the stockholders. The Company will deliver promptly, upon written or oral request, a separate copy of this proxy statement and the annual report to a stockholder at a shared address to which a single copy of the documents were delivered. To request a separate delivery of these materials now or in the future, a stockholder may submit a written request to Investor Relations, Datawatch Corporation, 175 Cabot Street, Suite 503, Lowell, MA 01854 or an oral request by calling the Company's Investor Relations group at (978) 441-2200, ext. 8323. Additionally, any stockholders who are presently sharing an address and receiving multiple copies of the proxy statement and annual report and who would prefer to receive a single copy of such materials may instruct the Company accordingly by directing that request to the Company in the manner provided above.

                                 OTHER BUSINESS

         The Board of Directors knows of no business that will be presented for consideration at the meeting other than those items stated above. If any other business should come before the Meeting, votes may be cast pursuant to proxies in respect to any such business in the best judgment of the person or persons acting under the proxies.

                                                                     APPENDIX A

                              DATAWATCH CORPORATION

                                1996 STOCK PLAN*
                                ----------------

         1. PURPOSE. The purpose of the Datawatch Corporation 1996 Stock Plan (the "Plan") is to encourage key employees of Datawatch Corporation (the "Company") and of any present or future parent or subsidiary of the Company (collectively, "Related Corporations") and other individuals who render services to the Company or a Related Corporation, by providing opportunities to participate in the ownership of the Company and its future growth through (a) the grant of options which qualify as "incentive stock options" ("ISOs") under
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code");
(b) the grant of options which do not qualify as ISOs ("Non-Qualified Options");
(c) awards of stock in the Company ("Awards"); and (d) opportunities to make direct purchases of stock in the Company ("Purchases"). Both ISOs and Non-Qualified Options are referred to hereafter individually as an "Option" and collectively as "Options." Options, Awards and authorizations to make Purchases are referred to hereafter collectively as "Stock Rights." As used herein, the terms "parent" and "subsidiary" mean "parent corporation" and "subsidiary corporation," respectively, as those terms are defined in Section 424 of the Code.

         2.       ADMINISTRATION OF THE PLAN.

                           A. BOARD OR COMMITTEE ADMINISTRATION. The Plan shall
                  (be administered by the Board of Directors of the Company (the "Board") or, subject to paragraph 2(D) (relating to compliance with Section 162(m) of the Code), by a committee appointed by the Board (the "Committee"). Hereinafter, all references in this Plan to the "Committee" shall mean the Board if no Committee has been appointed. Subject to ratification of the grant or authorization of each Stock Right by the Board (if so required by applicable state law), and subject to the terms of the Plan, the Committee shall have the authority to (i) determine to whom (from among the class of employees eligible under paragraph 3 to receive ISOs) ISOs shall be granted, and to whom (from among the class of individuals and entities eligible under paragraph 3 to receive Non-Qualified Options and Awards and to make Purchases) Non-Qualified Options, Awards and authorizations to make Purchases may be granted;
                  (ii) determine the time or times at which Options or Awards shall be granted or Purchases made; (iii) determine the purchase price of shares subject to each Option or Purchase, which prices shall not be less than the minimum price specified in paragraph 6; (iv) determine whether each Option granted shall be an ISO or a Non-Qualified Option; (v) determine (subject to paragraph 7) the time or times when each Option shall become exercisable and the duration of the exercise period; (vi) extend the period during which outstanding Options may be exercised; (vii) determine whether restrictions such as repurchase options are to be imposed on shares subject to Options, Awards and Purchases and the nature of such restrictions, if any, and (viii) interpret the Plan and prescribe and rescind rules and regulations relating to it. If the Committee determines to issue a Non-Qualified Option, it shall take whatever actions it deems necessary, under Section 422 of the Code and the regulations promulgated thereunder, to ensure that such Option is not treated as an ISO. The interpretation and construction by the Committee of any provisions of the Plan or of any Stock Right granted under it shall be final unless otherwise determined by the Board. The Committee may from time to time adopt such rules and regulations for carrying out the Plan as it may deem advisable. No member of the Board or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any Stock Right granted under it.

                           B. COMMITTEE ACTIONS. The Committee may select one of
                  its members as its chairman, and shall hold meetings at such time and places as it may determine. A majority of the Committee shall

--------------
* Numbers used herein reflect the amendment to the 1996 Stock Stock Plan, as amended, approved by the Board of Directors in December 2002.

                  constitute a quorum and acts of a majority of the members of the Committee at a meeting at which a quorum is present, or acts reduced to or approved in writing by all the members of the Committee (if consistent with applicable state law), shall be the valid acts of the Committee. From time to time the Board may increase the size of the Committee and appoint additional members thereof, remove members (with or without cause) and appoint new members in substitution therefor, fill vacancies however caused, or remove all members of the Committee and thereafter directly administer the Plan.

                           C. GRANT OF STOCK RIGHTS TO BOARD MEMBERS. Stock
                  Rights may be granted to members of the Board. All grants of Stock Rights to members of the Board shall in all respects be made in accordance with the provisions of this Plan applicable to other eligible persons. Members of the Board who either (i) are eligible to receive grants of Stock Rights pursuant to the Plan or (ii) have been granted Stock Rights may vote on any matters affecting the administration of the Plan or the grant of any Stock Rights pursuant to the Plan, except that no such member shall act upon the granting to himself or herself of Stock Rights, but any such member may be counted in determining the existence of a quorum at any meeting of the Board during which action is taken with respect to the granting to such member of Stock Rights.

                           D. PERFORMANCE-BASED COMPENSATION. The Board, in its
                  discretion, may take such action as may be necessary to ensure that Stock Rights granted under the Plan qualify as "qualified performance-based compensation" within the meaning of Section 162(m) of the Code and applicable regulations promulgated thereunder ("Performance-Based Compensation"). Such action may include, in the Board's discretion, some or all of the following (i) if the Board determines that Stock Rights granted under the Plan generally shall constitute Performance-Based Compensation, the Plan shall be administered, to the extent required for such Stock Rights to constitute Performance-Based Compensation, by a Committee consisting solely of two or more "outside directors" (as defined in applicable regulations promulgated under Section 162(m) of the Code), (ii) if any Non-Qualified Options with an exercise price less than the fair market value per share of Common Stock are granted under the Plan and the Board determines that such Options should constitute Performance-Based Compensation, such options shall be made exercisable only upon the attainment of a pre-established, objective performance goal established by the Committee, and such grant shall be submitted for, and shall be contingent upon shareholder approval and (iii) Stock Rights granted under the Plan may be subject to such other terms and conditions as are necessary for compensation recognized in connection with the exercise or disposition of such Stock Right or the disposition of Common Stock acquired pursuant to such Stock Right, to constitute Performance-Based Compensation.

         3. ELIGIBLE EMPLOYEES AND OTHERS. ISOs may be granted only to employees of the Company or any Related Corporation. Non-Qualified Options, Awards and authorizations to make Purchases may be granted to any employee, officer or director (whether or not also an employee) or consultant of the Company or any Related Corporation. The Committee may take into consideration a recipient's individual circumstances in determining whether to grant a Stock Right. The granting of any Stock Right to any individual or entity shall neither entitle that individual or entity to, nor disqualify such individual or entity from, participation in any other grant of Stock Rights.

         4. STOCK. The stock subject to Stock Rights shall be authorized but unissued shares of Common Stock of the Company, par value $.01 per share (the "Common Stock"), or shares of Common Stock reacquired by the Company in any manner. The aggregate number of shares which may be issued pursuant to the Plan is 624,000, subject to adjustment as provided in paragraph 13. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the unpurchased shares of Common Stock subject to such Option shall again be available for grants of Stock Rights under the Plan.

         No employee of the Company or any Related Corporation may be granted Options to acquire, in the aggregate, more than 155,556 shares of Common Stock under the Plan during any fiscal year of the Company. If any Option granted under the Plan shall expire or terminate for any reason without having been exercised in full or shall cease for any reason to be exercisable in whole or in part or shall be repurchased by the Company, the shares subject to such Option shall be included in the determination of the aggregate number of shares of Common Stock deemed to have been granted to such employee under the Plan.

         5. GRANTING OF STOCK RIGHTS. Stock Rights may be granted under the Plan at any time on or after December 10, 1996 and prior to December 10, 2006. The date of grant of a Stock Right under the Plan will be the date specified by the Committee at the time it grants the Stock Right; provided, however, that such date shall not be prior to the date on which the Committee acts to approve the grant.

         6.       MINIMUM OPTION PRICE; ISO LIMITATIONS.

                           A. PRICE FOR NON-QUALIFIED OPTIONS, AWARDS AND
                  PURCHASES. Subject to paragraph 2(D) (relating to compliance with Section 162(m) of the Code), the exercise price per share specified in the agreement relating to each Non-Qualified Option granted, and the purchase price per share of stock granted in any Award or authorized as a Purchase, under the Plan may be less than the fair market value of the Common Stock of the Company on the date of grant; provided that, in no event shall such exercise price or such purchase price be less than the minimum legal consideration required therefor under the laws of any jurisdiction in which the Company or its successors in interest may be organized.

                           B. PRICE FOR ISOS. The exercise price per share
                  specified in the agreement relating to each ISO granted under the Plan shall not be less than the fair market value per share of Common Stock on the date of such grant. In the case of an ISO to be granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, the price per share specified in the agreement relating to such ISO shall not be less than one hundred ten percent (110%) of the fair market value per share of Common Stock on the date of grant. For purposes of determining stock ownership under this paragraph, the rules of Section 424(d) of the Code shall apply.

                           C. $100,000 ANNUAL LIMITATION ON ISO VESTING. Each
                  eligible employee may be granted Options treated as ISOs only to the extent that, in the aggregate under this Plan and all incentive stock option plans of the Company and any Related Corporation, ISOs do not become exercisable for the first time by such employee during any calendar year with respect to stock having a fair market value (determined at the time the ISOs were granted) in excess of $100,000. The Company intends to designate any Options granted in excess of such limitation as Non-Qualified Options, and the Company shall issue separate certificates to the optionee with respect to Options that are Non-Qualified Options and Options that are ISOs.

                           D. DETERMINATION OF FAIR MARKET VALUE. If, at the
                  time an Option is granted under the Plan, the Company's Common Stock is publicly traded, "fair market value" shall be determined as of the date of grant or, if the prices or quotes discussed in this sentence are unavailable for such date, the last business day for which such prices or quotes are available prior to the date of grant and shall mean (i) the average (on that date) of the high and low prices of the Common Stock on the principal national securities exchange on which the Common Stock is traded, if the Common Stock is then traded on a national securities exchange; or (ii) the last reported sale price (on that date) of the Common Stock on the Nasdaq National Market, if the Common Stock is not then traded on a national securities exchange; or

                  (iii) the closing bid price (or average of bid prices) last quoted (on that date) by an established quotation service for over-the-counter securities, if the Common Stock is not reported on the Nasdaq National Market. If the Common Stock is not publicly traded at the time an Option is granted under the Plan, "fair market value" shall mean the fair value of the Common Stock as determined by the Committee after taking into consideration all factors which it deems appropriate, including, without limitation, recent sale and offer prices of the Common Stock in private transactions negotiated at arm's length.

         7. OPTION DURATION. Subject to earlier termination as provided in paragraphs 9 and 10 or in the agreement relating to such Option, each Option shall expire on the date specified by the Committee, but not more than (i) ten years from the date of grant in the case of Options generally and (ii) five years from the date of grant in the case of ISOs granted to an employee owning stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Related Corporation, as determined under paragraph 6(B). Subject to earlier termination as provided in paragraphs 9 and 10, the term of each ISO shall be the term set forth in the original instrument granting such ISO, except with respect to any part of such ISO that is converted into a Non-Qualified Option pursuant to paragraph 16.

         8. EXERCISE OF OPTION. Subject to the provisions of paragraphs 9 through 12, each Option granted under the Plan shall be exercisable as follows:

                           A. VESTING. The Option shall either be fully
                  exercisable on the date of grant or shall become exercisable thereafter in such installments as the Committee may specify.

                           B. FULL VESTING OF INSTALLMENTS. Once an installment
                  becomes exercisable, it shall remain exercisable until expiration or termination of the Option, unless otherwise specified by the Committee.

                           C. PARTIAL EXERCISE. Each Option or installment may
                  be exercised at any time or from time to time, in whole or in part, for up to the total number of shares with respect to which it is then exercisable.

                           D. ACCELERATION OF VESTING. The Committee shall have
                  the right to accelerate the date that any installment of any Option becomes exercisable; provided that the Committee shall not, without the consent of an optionee, accelerate the permitted exercise date of any installment of any Option granted to any employee as an ISO (and not previously converted into a Non-Qualified Option pursuant to paragraph
                  16) if such acceleration would violate the annual vesting limitation contained in Section 422(d) of the Code, as described in paragraph 6(C).

         9. TERMINATION OF EMPLOYMENT. Unless otherwise specified in the agreement relating to such ISO, if an ISO optionee ceases to be employed by the Company and all Related Corporations other than by reason of death or disability as defined in paragraph 10, no further installments of his or her ISOs shall become exercisable, and his or her ISOs shall terminate on the earlier of (a) three months after the date of termination of his or her employment, or (b) their specified expiration dates, except to the extent that such ISOs (or unexercised installments thereof) have been converted into Non-Qualified Options pursuant to paragraph 16. For purposes of this paragraph 9, employment shall be considered as continuing uninterrupted during any bona fide leave of absence (such as those attributable to illness, military obligations or governmental service) provided that the period of such leave does not exceed 90 days or, if longer, any period during which such optionee's right to reemployment is guaranteed by statute or by contract. A bona fide leave of absence with the written approval of the Committee shall not be considered an interruption of employment under this paragraph 9, provided that such written approval contractually obligates the Company or any Related Corporation to continue the employment of the optionee after the approved period of absence. ISOs granted under the Plan shall not be affected by any change of employment within or among the Company and Related Corporations, so long as the optionee continues to be an employee of the Company or any Related Corporation. Nothing in the Plan shall be deemed to give any grantee of any Stock Right the right to be retained in employment or other service by the Company or any Related Corporation for any period of time.

         10.      DEATH; DISABILITY.

                           A. DEATH. If an ISO optionee ceases to be employed by
                  the Company and all Related Corporations by reason of his or her death, any ISO owned by such optionee may be exercised, to the extent otherwise exercisable on the date of death, by the estate, personal representative or beneficiary who has acquired the ISO by will or by the laws of descent and distribution, until the earlier of (i) the specified expiration date of the ISO or (ii) 180 days from the date of the optionee's death.

                           B. DISABILITY. If an ISO optionee ceases to be
                  employed by the Company and all Related Corporations by reason of his or her disability, such optionee shall have the right to exercise any ISO held by him or her on the date of termination of employment, for the number of shares for which he or she could have exercised it on that date, until the earlier of (i) the specified expiration date of the ISO or
                  (ii) 180 days from the date of the termination of the optionee's employment. For the purposes of the Plan, the term "disability" shall mean "permanent and total disability" as defined in Section 22(e)(3) of the Code or any successor statute.

         11. ASSIGNABILITY. No ISO shall be assignable or transferable by the optionee except by will or by the laws of descent and distribution, and during the lifetime of the optionee shall be exercisable only by such optionee. Stock Rights other than ISOs shall be transferable to the extent set forth in the agreement relating to such Stock Right.

         12. TERMS AND CONDITIONS OF OPTIONS. Options shall be evidenced by instruments (which need not be identical) in such forms as the Committee may from time to time approve. Such instruments shall conform to the terms and conditions set forth in paragraphs 6 through 11 hereof and may contain such other provisions as the Committee deems advisable which are not inconsistent with the Plan, including restrictions applicable to shares of Common Stock issuable upon exercise of Options. The Committee may specify that any Non-Qualified Option shall be subject to the restrictions set forth herein with respect to ISOs, or to such other termination and cancellation provisions as the Committee may determine. The Committee may from time to time confer authority and responsibility on one or more of its own members and/or one or more officers of the Company to execute and deliver such instruments. The proper officers of the Company are authorized and directed to take any and all action necessary or advisable from time to time to carry out the terms of such instruments.

         13. ADJUSTMENTS. Upon the occurrence of any of the following events, an optionee's rights with respect to Options granted to such optionee hereunder shall be adjusted as hereinafter provided, unless otherwise specifically provided in the written agreement between the optionee and the Company relating to such Option:

                           A. STOCK DIVIDENDS AND STOCK SPLITS. If the shares of
                  Common Stock shall be subdivided or combined into a greater or smaller number of shares or if the Company shall issue any shares of Common Stock as a stock dividend on its outstanding Common Stock, the number of shares of Common Stock deliverable upon the exercise of Options shall be appropriately increased or decreased proportionately, and appropriate adjustments shall be made in the purchase price per share to reflect such subdivision, combination or stock dividend.

                           B. CONSOLIDATIONS OR MERGERS. If the Company is to be
                  consolidated with or acquired by another entity in a merger or other reorganization in which the holders of the outstanding voting stock of the Company immediately preceding the consummation of such event, shall, immediately following such event, hold, as a group, less than a majority of the voting securities of the surviving or successor entity, or in the event of a sale of all or substantially all of the Company's assets or otherwise (each, an "Acquisition"), the Committee or the board of directors of any entity assuming the obligations of the Company hereunder (the "Successor Board"), shall, as to outstanding Options, either (i) make appropriate provision for the continuation of such Options by substituting on an equitable basis for the shares then subject to such Options either (a) the consideration payable with respect to the outstanding shares of Common Stock in connection with the Acquisition, (b) shares of stock of the surviving or successor corporation or (c) such other securities as the Successor Board deems appropriate, the fair market value of which shall not materially exceed the fair market value of the shares of Common Stock subject to such Options immediately preceding the Acquisition; or (ii) upon written notice to the optionees, provide that all Options must be exercised, to the extent then exercisable or to be exercisable as a result of the Acquisition, within a specified number of days of the date of such notice, at the end of which period the Options shall terminate; or (iii) terminate all Options in exchange for a cash payment equal to the excess of the fair market value of the shares subject to such Options (to the extent then exercisable or to be exercisable as a result of the Acquisition) over the exercise price thereof.

                           C. RECAPITALIZATION OR REORGANIZATION. In the event
                  of a recapitalization or reorganization of the Company (other than a transaction described in subparagraph B above) pursuant to which securities of the Company or of another corporation are issued with respect to the outstanding shares of Common Stock, an optionee upon exercising an Option shall be entitled to receive for the purchase price paid upon such exercise the securities he or she would have received if he or she had exercised such Option prior to such recapitalization or reorganization.

                           D. MODIFICATION OF ISOS. Notwithstanding the
                  foregoing, any adjustments made pursuant to subparagraphs A, B or C with respect to ISOs shall be made only after the Committee, after consulting with counsel for the Company, determines whether such adjustments would constitute a "modification" of such ISOs (as that term is defined in Section 424 of the Code) or would cause any adverse tax consequences for the holders of such ISOs. If the Committee determines that such adjustments made with respect to ISOs would constitute a modification of such ISOs or would cause adverse tax consequences to the holders, it may refrain from making such adjustments.

                           E. DISSOLUTION OR LIQUIDATION. In the event of the
                  proposed dissolution or liquidation of the Company, each Option will terminate immediately prior to the consummation of such proposed action or at such other time and subject to such other conditions as shall be determined by the Committee.

                           F. ISSUANCES OF SECURITIES. Except as expressly
                  provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares subject to Options. No adjustments shall be made for dividends paid in cash or in property other than securities of the Company.

                           G. FRACTIONAL SHARES. No fractional shares shall be
                  issued under the Plan and the optionee shall receive from the Company cash in lieu of such fractional shares.

                           H. ADJUSTMENTS. Upon the happening of any of the
                  events described in subparagraphs A, B or C above, the class and aggregate number of shares set forth in paragraph 4 hereof that are subject to Stock Rights which previously have been or subsequently may be granted under the Plan shall also be appropriately adjusted to reflect the events described in such subparagraphs. The Committee or the

                  Successor Board shall determine the specific adjustments to be made under this paragraph 13 and, subject to paragraph 2, its determination shall be conclusive.

         14. MEANS OF EXERCISING OPTIONS. An Option (or any part or installment thereof) shall be exercised by giving written notice to the Company at its principal office address, or to such transfer agent as the Company shall designate. Such notice shall identify the Option being exercised and specify the number of shares as to which such Option is being exercised, accompanied by full payment of the purchase price therefor either (a) in United States dollars in cash or by check, (b) at the discretion of the Committee, through delivery of shares of Common Stock having a fair market value equal as of the date of the exercise to the cash exercise price of the Option, (c) at the discretion of the Committee, by delivery of the grantee's personal recourse note bearing interest payable not less than annually at no less than 100% of the lowest applicable Federal rate, as defined in Section 1274(d) of the Code, (d) at the discretion of the Committee and consistent with applicable law, through the delivery of an assignment to the Company of a sufficient amount of the proceeds from the sale of the Common Stock acquired upon exercise of the Option and an authorization to the broker or selling agent to pay that amount to the Company, which sale shall be at the participant's direction at the time of exercise, or (e) at the discretion of the Committee, by any combination of (a), (b), (c) and (d) above. If the Committee exercises its discretion to permit payment of the exercise price of an ISO by means of the methods set forth in clauses (b), (c), (d) or
(e) of the preceding sentence, such discretion shall be exercised in writing at the time of the grant of the ISO in question. The holder of an Option shall not have the rights of a shareholder with respect to the shares covered by such Option until the date of issuance of a stock certificate to such holder for such shares. Except as expressly provided above in paragraph 13 with respect to changes in capitalization and stock dividends, no adjustment shall be made for dividends or similar rights for which the record date is before the date such stock certificate is issued.

         15. TERM AND AMENDMENT OF PLAN. This Plan was adopted by the Board on December 10, 1996, subject, with respect to the validation of ISOs granted under the Plan, to approval of the Plan by the stockholders of the Company at the next Meeting of Stockholders or, in lieu thereof, by written consent. If the approval of stockholders is not obtained prior to December 10, 1997, any grants of ISOs under the Plan made prior to that date will be rescinded. The Plan shall expire at the end of the day on December 9, 2006 (except as to Options outstanding on that date). Subject to the provisions of paragraph 5 above, Options may be granted under the Plan prior to the date of stockholder approval of the Plan. The Board may terminate or amend the Plan in any respect at any time, except that, without the approval of the stockholders obtained within 12 months before or after the Board adopts a resolution authorizing any of the following actions:
(a) the total number of shares that may be issued under the Plan may not be increased (except by adjustment pursuant to paragraph 13); (b) the provisions of paragraph 3 regarding eligibility for grants of ISOs may not be modified; (c) the provisions of paragraph 6(B) regarding the exercise price at which shares may be offered pursuant to ISOs may not be modified (except by adjustment pursuant to paragraph 13); and (d) the expiration date of the Plan may not be extended. Except as otherwise provided in this paragraph 15, in no event may action of the Board or stockholders alter or impair the rights of a grantee, without such grantee's consent, under any Stock Right previously granted to such grantee.

         16. MODIFICATIONS OF ISOS; CONVERSION OF ISOS INTO NON-QUALIFIED OPTIONS. Subject to paragraph 13(D), without the prior written consent of the holder of an ISO, the Committee shall not alter the terms of such ISO (including the means of exercising such ISO) if such alteration would constitute a modification (within the meaning of Section 424(h)(3) of the Code). The Committee, at the written request or with the written consent of any optionee, may in its discretion take such actions as may be necessary to convert such optionee's ISOs (or any installments or portions of installments thereof) that have not been exercised on the date of conversion into Non-Qualified Options at any time prior to the expiration of such ISOs, regardless of whether the optionee is an employee of the Company or a Related Corporation at the time of such conversion. Such actions may include, but shall not be limited to, extending the exercise period or reducing the exercise price of the appropriate installments of such ISOs. At the time of such conversion, the Committee (with the consent of the optionee) may impose such conditions on the exercise of the resulting Non-Qualified Options as the Committee in its discretion may determine, provided that such conditions shall not be inconsistent with this Plan. Nothing in the Plan shall be deemed to give any optionee the right to have such optionee's ISOs converted into

Non-Qualified Options, and no such conversion shall occur until and unless the Committee takes appropriate action. Upon the taking of such action, the Company shall issue separate certificates to the optionee with respect to Options that are Non-Qualified Options and Options that are ISOs.

         17. APPLICATION OF FUNDS. The proceeds received by the Company from the sale of shares pursuant to Options granted and Purchases authorized under the Plan shall be used for general corporate purposes.

         18. NOTICE TO COMPANY OF DISQUALIFYING DISPOSITION. By accepting an ISO granted under the Plan, each optionee agrees to notify the Company in writing immediately after such optionee makes a Disqualifying Disposition (as described in Sections 421, 422 and 424 of the Code and regulations thereunder) of any stock acquired pursuant to the exercise of ISOs granted under the Plan. A Disqualifying Disposition is generally any disposition occurring on or before the later of (a) the date two years following the date the ISO was granted or
(b) the date one year following the date the ISO was exercised.

         19. WITHHOLDING OF ADDITIONAL INCOME TAXES. Upon the exercise of a Non-Qualified Option, the transfer of a Non-Qualified Stock Option pursuant to an arm's-length transaction, the grant of an Award, the making of a Purchase of Common Stock for less than its fair market value, the making of a Disqualifying Disposition (as defined in paragraph 18), the vesting or transfer of restricted stock or securities acquired on the exercise of an Option hereunder, or the making of a distribution or other payment with respect to such stock or securities, the Company may withhold taxes in respect of amounts that constitute compensation includible in gross income. The Committee in its discretion may condition (i) the exercise of an Option, (ii) the transfer of a Non-Qualified Stock Option, (iii) the grant of an Award, (iv) the making of a Purchase of Common Stock for less than its fair market value, or (v) the vesting or transferability of restricted stock or securities acquired by exercising an Option, on the grantee's making satisfactory arrangement for such withholding. Such arrangement may include payment by the grantee in cash or by check of the amount of the withholding taxes or, at the discretion of the Committee, by the grantee's delivery of previously held shares of Common Stock or the withholding from the shares of Common Stock otherwise deliverable upon exercise of a Option shares having an aggregate fair market value equal to the amount of such withholding taxes.

         20. GOVERNMENTAL REGULATION. The Company's obligation to sell and deliver shares of the Common Stock under this Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such shares.

         Government regulations may impose reporting or other obligations on the Company with respect to the Plan. For example, the Company may be required to send tax information statements to employees and former employees that exercise ISOs under the Plan, and the Company may be required to file tax information returns reporting the income received by grantees of Options in connection with the Plan.

         21. GOVERNING LAW. The validity and construction of the Plan and the instruments evidencing Stock Rights shall be governed by the laws of the State of Delaware, or the laws of any jurisdiction in which the Company or its successors in interest may be organized.

                              DATAWATCH CORPORATION

                    PROXY FOR ANNUAL MEETING OF STOCKHOLDERS

                                  MARCH 7, 2003

                       SOLICITED BY THE BOARD OF DIRECTORS

         The undersigned hereby appoints ROBERT W. HAGGER and ALAN R. MACDOUGALL, and each or both of them, proxies, with full power of substitution to vote all shares of stock of Datawatch Corporation (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on Friday, March 7, 2003, at 11:00 a.m. Eastern time, at the offices of Testa, Hurwitz & Thibeault, LLP, High Street Tower, 125 High Street, Boston, MA 02110, and at any adjournments thereof, upon matters set forth in the Notice of Annual Meeting of Stockholders and Proxy Statement dated January 27, 2003, a copy of which has been received by the undersigned.

                                                                   SEE REVERSE
                                                                       SIDE

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark votes as in this example.
-------------------------------------------------------------------   -----------------------------------------------------------
1. To elect Robert W. Hagger, Kevin R. Morano, Richard de J.          2. To approve an increase in the number of shares of Common
   Osborne, Terry W. Potter, David T. Riddiford and James Wood as        Stock, $.01 par value, available for issuance under the
   Directors to serve until the next Annual Meeting of Stockholders      Datawatch 1996 Stock Plan, as amended (the "1996 Stock
   and until their successors are duly elected and qualified.            Plan") from 494,400 to 624,000.
-------------------------------------------------------------------   -----------------------------------------------------------
                    FOR      WITHHELD                                                FOR       AGAINST     ABSTAIN
                    [ ]         [ ]                                                  [ ]         [ ]         [ ]

INSTRUCTIONS: To withhold your vote for any individual nominee write the nominee's name on the space provided below.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR PROPOSAL 2.

PLEASE MARK, SIGN, DATE AND PROMPTLY RETURN THIS PROXY.

                                                              MARK HERE
                                                              FOR ADDRESS   [ ]
                                                              CHANGE AND
                                                              NOTE AT LEFT

                             (Please sign exactly as your name appears hereon. If signing as attorney, executor, trustee or guardian, please give your full title as such. If stock is held jointly, each owner should sign. Please read reverse side before signing.)

                             Signature: _____________________ Date_____________
                             Signature: _____________________ Date_____________